Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Intensity Therapeutics, Inc. on Form S-1 (No. 333-      ) filed pursuant to Rule 462(b) of the Securities Act of 1933, to be filed on or about June 29, 2023 of our report dated March 21, 2023, except for the 2nd paragraph of Note A[1], and its related effects to the financial statements, which is as of May 18, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

June 29, 2023